Exhibit (a)(5)(B)

Transom Capital Commences Tender Offer for All Issued and Outstanding Shares of Common Stock of
SoundThinking at $8.00 Per Share in Cash, Plus One Contingent Value Right Per Share

SoundThinking Board of Directors Unanimously Recommends Stockholders
Tender Their Shares in the Offer

LOS ANGELES, October 20, 2026 /PRNewswire/ -- Transom Capital Group, LLC (together with its affiliates, “Transom”), an operationally focused middle-market private equity firm, today announced that it has commenced a tender offer to acquire any and all issued and outstanding shares of common stock of SoundThinking, Inc. (Nasdaq: SSTI) (the “Company” or “SoundThinking”), a leading public safety technology company, for $8.00 per share, net to the stockholder in cash, without interest, plus one non-transferable contingent value right (“CVR”) per share. The CVR represents the contractual right to receive a contingent cash payment of up to $3.00 per CVR, without interest and less any applicable tax withholding, upon the achievement of certain specified revenue milestones. The tender offer is being made in connection with the previously announced Agreement and Plan of Merger, dated September 28, 2026 (as amended from time to time, the “Merger Agreement”).

“We are excited to launch our tender offer today and take the next step in the process to acquire SoundThinking,” said Mads Jorge, Managing Director at Transom. “Our offer provides immediate significant value to SoundThinking’s stockholders, with potential additional upside in the future. We are thankful for the unanimous support of SoundThinking’s Board of Directors and are eager to further the Company’s critical mission following the successful closing of the transaction.”

Transom Offer Unanimously Recommended by SoundThinking Board of Directors

The SoundThinking Board of Directors (the “SoundThinking Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the tender offer and the merger, are advisable and in the best interests of the Company and its stockholders. The SoundThinking Board recommends that SoundThinking stockholders tender their shares in the tender offer.

Cash Consideration Provides Immediate Liquidity, with the Opportunity for Potential Additional Value Through the CVR

In recommending that stockholders tender their shares into the offer, the SoundThinking Board considered a range of factors, including that the transaction delivers significant, immediate and certain value to stockholders with additional future upside potential.

The SoundThinking Board believed that the certainty of value provided by the $8.00 per share cash payment, together with the opportunity for stockholders to potentially receive additional value through one CVR per share representing the right to receive a contingent cash payment of up to $3.00 per CVR upon the achievement of certain specified revenue milestones, and the timing in which the transaction could be consummated, among other things, were in the best interests of SoundThinking’s stockholders.

The $8.00 per share cash consideration provides stockholders immediate liquidity and certainty of value at a premium of 46% to the closing price per share of the Company’s common stock on September 28, 2026 (the last trading day prior to the announcement of the transaction). Stockholders will also receive one CVR per share, which provides an opportunity to realize additional value of up to an aggregate of $3.00 per CVR in cash upon achievement of certain specified revenue milestones. The SoundThinking Board also took into account the timing in which the transaction could be consummated, among other things, in determining to recommend that the stockholders accept the offer and tender their shares pursuant to the offer.

Tender Offer Details

On October 20, 2026, Transom filed with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, including the offer to purchase and letter of transmittal (the “Schedule TO”), which sets forth the terms of the tender offer. Additionally, SoundThinking filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that includes the recommendation of the SoundThinking Board that SoundThinking stockholders tender their shares in the tender offer.

The tender offer is scheduled to expire at one minute after 11:59 p.m., New York City time, on November 17, 2026, unless the tender offer is extended or earlier terminated in accordance with the terms of the Merger Agreement. Consummation of the tender offer is subject to customary conditions, including that there have been validly tendered and not validly withdrawn shares of SoundThinking common stock that, together with any shares owned by Transom, represent at least one share more than 50% of the shares outstanding as of the expiration of the tender offer. Following the successful completion of the tender offer, Transom will acquire any shares of SoundThinking that are not tendered in the tender offer through a second-step merger for the same consideration as paid in the tender offer.

The complete terms and conditions of the tender offer are set forth in the Schedule TO, including the offer to purchase and letter of transmittal, which have been filed with the SEC and are being mailed to SoundThinking’s stockholders together with the Schedule 14D-9. Copies of these documents may be obtained free of charge on the SEC’s website (www.sec.gov).

D.F. King & Co., Inc. is acting as information agent in the tender offer. Equiniti Trust Company, LLC is acting as the depositary and paying agent in the tender offer. Requests for documents and questions by stockholders relating to the tender offer may be directed to D.F. King & Co., Inc. by telephone at (800) 949-2583 (toll-free) or by email at SSTI@dfking.com.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to purchase shares of the Company’s common stock are being made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Transom has filed with the SEC. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Investors may obtain a free copy of these materials and other documents filed by the Company and Transom with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at ir.soundthinking.com.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY, AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE PROPOSED TRANSACTION THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that refer to the transaction positioning the Company’s business for the future and enabling the Company to operate with greater flexibility as a private company, and statements regarding the structure, timing, and completion of the proposed transaction between Transom and the Company. Forward-looking statements often address expected future business and financial performance and often contain words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” and similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control and are not guarantees of future results. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such statements, events or results may not accurately indicate the timing of, or the date by which, such events or results will be consummated or achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. You should not place undue reliance on these forward-looking statements. Such risks, uncertainties and contingencies include, among others: (i) the satisfaction or waiver of closing conditions to the potential transaction in the anticipated timeframe or at all; (ii) uncertainty as to how many of the Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; (iii) the expected timing of the potential transaction; (iv) the possibility that competing offers will be made; (v) the effect of the announcement of the potential transaction on the Company’s business relationships, including with partners, customers and employees; (vi) the magnitude of transaction-related costs associated with the potential transaction and the possibility that anticipated synergies and other anticipated benefits of the potential transaction will not be realized in the amounts expected, within the expected timeframe or at all; (vii) the risk of litigation and/or regulatory actions related to the proposed transaction; (viii) the risk that milestones under the CVRs will not be reached and that payments under the CVRs will not be made; (ix) the risk that the Company’s stock price may fluctuate during the pendency of the transaction; (x) the response of competitors and other market participants to the potential transaction; (xi) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (xii) the diversion of the Company’s or Transom’s respective management’s time and attention from ongoing business operations and opportunities; (xiii) difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees; (xiv) the expected tax treatment of the potential transaction; (xv) the impact of global macroeconomic conditions on the Company’s business; and (xvi) other circumstances beyond the Company’s and Transom’s control, including those included elsewhere in the Company’s periodic filings with the SEC. There can be no assurance that the potential transaction described above will in fact be consummated in the manner described or at all. Stockholders, investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, please see the Company’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by applicable law, Transom does not undertake any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

About Transom Capital Group

Transom is a leading operationally focused private equity firm that thrives in complexity, specializing in identifying and unlocking value in the middle market. Founded in 2008 and headquartered in Los Angeles, Transom has established a strong track record across various economic cycles by employing a time-tested, operationally intensive strategy to drive transformative outcomes. Transom’s expertise spans corporate carve-outs, lender-owned businesses, undervalued public companies, and other complex situations requiring speed, flexibility, and precision. Supported by a large in-house operations team, Transom delivers tailored solutions backed with functional expertise to help companies unlock their full potential.

Transom’s sector-flexible approach is grounded in pattern recognition, value creation, and disciplined execution. The firm provides not only capital, but also the tools, insights, and operational capabilities necessary to accelerate business performance and create long-term value.

For more information, visit www.transomcap.com.

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